                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/ /  Preliminary proxy statement

/X/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             NACCO INDUSTRIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     CHARLES A. BITTENBENDER, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

                         [logo NACCO Industries, Inc.]
                             5875 LANDERBROOK DRIVE
                       MAYFIELD HEIGHTS, OHIO 44124-4017

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of stockholders of NACCO Industries, Inc. (the "Company") will be held on Wednesday, May 11, 1994, at 9:00 A.M., at 5875 Landerbrook Drive, Mayfield Heights, Ohio, for the purpose of:

     (1) Electing nine directors for the ensuing year.

     (2) Confirming the appointment of the independent certified public accountants of the Company for the current fiscal year.

     (3) Transacting such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 15, 1994 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                                CHARLES A. BITTENBENDER
                                                Secretary

March 31, 1994

    THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1993 IS BEING MAILED TO STOCKHOLDERS CONCURRENTLY HEREWITH. THE ANNUAL REPORT CONTAINS FINANCIAL AND OTHER INFORMATION ABOUT THE COMPANY, BUT IS NOT INCORPORATED INTO THE PROXY STATEMENT AND IS NOT DEEMED TO BE A PART OF THE PROXY SOLICITING MATERIAL.
                                ---------------

    PLEASE PROMPTLY FILL OUT, SIGN, DATE AND MAIL THE ENCLOSED FORM(S) OF PROXY IF YOU DO NOT EXPECT TO BE PRESENT AT THE ANNUAL MEETING. IF YOU HOLD SHARES OF BOTH CLASS A COMMON STOCK AND CLASS B COMMON STOCK, TWO FORMS OF PROXY ARE ENCLOSED AND BOTH SHOULD BE FILLED OUT AND RETURNED. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                         [logo  NACCO INDUSTRIES, INC.]

                             5875 LANDERBROOK DRIVE
                       MAYFIELD HEIGHTS, OHIO 44124-4017

                       PROXY STATEMENT -- MARCH 31, 1994

     This Proxy Statement is furnished in connection with the solicitation by the directors of NACCO Industries, Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of stockholders of the Company to be held on May 11, 1994 (the "Annual Meeting"). This Proxy Statement and the related form(s) of proxy are being mailed to stockholders commencing on or about March 31, 1994.

     If the enclosed form(s) of proxy are executed and returned, the shares represented by them will be voted as directed on all matters properly coming before the Annual Meeting for a vote. The proxies may be revoked at any time prior to their exercise by giving notice to the Company in writing or in open meeting.

     Stockholders of the Company of record at the close of business on March 15, 1994 will be entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 7,179,585 shares of Class A Common Stock, par value $1.00 per share ("Class A Common"), and 1,760,993 shares of Class B Common Stock, par value $1.00 per share ("Class B Common"). Each share of Class A Common is entitled to one vote for a nominee for each of the nine directorships to be filled and one vote on each other matter brought before the meeting. Each share of Class B Common is entitled to ten votes for such nominee and ten votes on each other matter brought before the meeting.

     At the Annual Meeting, in accordance with Delaware law and the Company's By-Laws, the inspectors of election appointed by the Board of Directors for the Annual Meeting shall determine the presence of a quorum and shall tabulate the results of stockholder voting. As provided by Delaware law and the Company's By-Laws, the holders of a majority of the Company's stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, shall constitute a quorum for such meeting. The inspectors of election intend to treat properly executed proxies marked "abstain" as "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting. Such inspectors shall also treat proxies held in "street name" by brokers that are not voted on all proposals to come before the Annual Meeting ("broker non-votes") as "present."

     Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting. In accordance with Delaware law, nominees for election as directors receiving the greatest number of votes will be elected directors. In accordance with Delaware law and the Company's By-Laws, the holders of a majority of the Company's stock which has voting power present in person or by proxy, and which is actually voted, shall decide any other proposal which is brought before the Annual Meeting. As a result, abstentions in respect of any proposal and broker non-votes will not be counted for purposes of determining whether such proposal has received the requisite approval by the Company's stockholders.

                           BUSINESS TO BE TRANSACTED

     The Board of Directors will present two proposals to the stockholders of the Company at the Annual Meeting. Information concerning the first proposal, "Election of Directors," is found on pages 4 to 6 of this Proxy Statement. Information concerning the second proposal, "Confirmation of Appointment of Independent Certified Public Accountants," is found on page 34 of this Proxy Statement.

1. ELECTION OF DIRECTORS

     It is intended that shares represented by proxies in the enclosed form(s) will be voted for the election of the nominees named in the following table to serve as directors for a term of one year and until their successors are elected, unless contrary instructions are received. All of the nominees listed below presently serve as directors of the Company and, except for Owsley Brown II, were elected at the Company's 1993 annual meeting of stockholders. Ward Smith, who has been a director of the Company since 1980, and Richard B. Tullis, who has been a director of the Company since 1990, are not standing for reelection. In addition, Alfred M. Rankin, a director of the Company since 1946, is deceased. If an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, such shares will be voted for such other person as the proxy holders may select.

                                               Principal Occupation and Business
                                             Experience During Last Five Years and           Director
            Name               Age          Other Directorships in Public Companies            Since
- ---------------------------------------------------------------------------------------------------------
OWSLEY BROWN II                 51    President and Chief Executive Officer of Brown-For-      1993
                                      man Corporation. From prior to 1989 to 1993, Presi-
                                      dent of Brown-Forman Corporation. Also director of
                                      Brown-Forman Corporation, Hilliard Lyons Trust
                                      Company, Hyster-Yale Materials Handling, Inc., LG&E
                                      Energy Corp., and Louisville Gas and Electric
                                      Company.
JOHN J. DWYER                   76    Retired President of Oglebay Norton Company. Also        1988
                                      director of Hyster-Yale Materials Handling, Inc. and
                                      Oglebay Norton Company.
ROBERT M. GATES                 50    Consultant, author and lecturer. From 1991 to 1993,      1993
                                      Director of Central Intelligence for the United
                                      States. From 1989 to November 1991, Assistant to the
                                      President of the United States and Deputy for
                                      National Security Affairs, National Security
                                      Council. From prior to 1989 to 1989, Deputy Director
                                      of Central Intelligence Agency. Also director of
                                      Hyster-Yale Materials Handling, Inc. and Varity
                                      Corporation.
E. BRADLEY JONES                66    Retired Chairman and Chief Executive Officer of LTV      1985
                                      Steel Company. Also director of Birmingham Steel
                                      Corporation, Cleveland-Cliffs Inc, Consolidated Rail
                                      Corporation, Hyster-Yale Materials Handling, Inc.,
                                      RPM, Inc. and TRW Inc., and trustee of Fidelity
                                      Funds and First Union Real Estate Investments.
DENNIS W. LaBARRE               51    Partner in the law firm of Jones, Day, Reavis &          1982
                                      Pogue. Also director of Hyster-Yale Materials
                                      Handling, Inc.
ALFRED M. RANKIN, JR.           52    President and Chief Executive Officer of the Com-        1972
                                      pany. From 1989 to 1991, President and Chief Operat-
                                      ing Officer of the Company. From prior to 1989 to
                                      1989, Vice Chairman and Chief Operating Officer of
                                      Eaton Corporation (manufacturer of highly engi-
                                      neered products for automotive, industrial and com-
                                      mercial markets). Also director of The BFGoodrich
                                      Company, Hyster-Yale Materials Handling, Inc., Reli-
                                      ance Electric Company, The Standard Products Com-
                                      pany and The Vanguard Group.
JOHN C. SAWHILL                 57    President and Chief Executive Officer of The Nature      1990
                                      Conservancy (a non-profit conservation organiza-
                                      tion). From prior to 1989 to 1990, Director of
                                      McKinsey & Company, Inc. (management consulting
                                      firm). Also director of Hyster-Yale Materials
                                      Handling, Inc., Pacific Gas & Electric Co. and The
                                      Vanguard Group. Previously director of the Company,
                                      1978 to 1980.

                                               Principal Occupation and Business
                                             Experience During Last Five Years and           Director
            Name               Age          Other Directorships in Public Companies            Since
- ---------------------------------------------------------------------------------------------------------
BRITTON T. TAPLIN               37    Partner in Western Skies, Inc. (a developer of           1992
                                      medical office and healthcare-related facilities).
                                      From 1989 to 1992, Project Coordinator of Western
                                      Skies, Inc. From prior to 1989 to 1989,
                                      self-employed (business investments). Also director
                                      of Hyster-Yale Materials Handling, Inc.
FRANK E. TAPLIN, JR.            78    Trustee of the Environmental Defense Fund; former        1946
                                      President and Chief Executive Officer of the
                                      Metropolitan Opera; former Vice Chairman of Lincoln
                                      Center for the Performing Arts; Trustee Emeritus of
                                      the Institute for Advance Study; member of the
                                      Council of American Philosophical Society; former
                                      Chairman of Scurry-Rainbow Oil Ltd. Also director of
                                      Hyster-Yale Materials Handling, Inc.

BENEFICIAL OWNERSHIP OF CLASS A COMMON AND CLASS B COMMON

     Set forth in the following table is the indicated information (1) as of December 31, 1993, with respect to each person, other than directors, who is known to the Company to be the beneficial owner of more than five percent of the Class A Common, (2) as of January 15, 1994, with respect to each person who is known to the Company to be the beneficial owner of more than five percent of the Class B Common, and (3) as of January 15, 1994, with respect to the beneficial ownership of Class A Common and Class B Common by the directors, the Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer (the "Named Executive Officers") and all executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which provide, among other things, that (a) a person is deemed to be the beneficial owner of Class A Common or Class B Common if such person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within sixty days, and (b) when two or more persons agreed to act together for the purpose of disposing of Class B Common, the group formed thereby is deemed to be a person which has acquired beneficial ownership of all Class B Common beneficially owned by each member of the group. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

                               Amount and Nature of Beneficial Ownership
                                                    Sole
                                                   Voting         Shared
                                      Title         and         Voting or                     Percent of
                                       of        Investment     Investment     Aggregate        Class
                Name                  Class        Power          Power          Amount         (1)(2)
- ------------------------------------ -------     ----------     ----------     ----------     ----------
CLARA TAPLIN RANKIN, et al(3)        Class B               (3)         (3)    1,542,757       87.38%
  c/o Society National Bank
  900 Euclid Avenue
  Cleveland, OH 44101
FMR Corp.                            Class A        143,303          --         951,829(4)    13.19%
  82 Devonshire Street
  Boston, MA 02109
CLARA TAPLIN RANKIN                  Class A        626,741      14,000(5)      640,741        8.88%
  River Road                         Class B        328,568       7,000(5)      335,568(3)    19.01%
  Chagrin Falls, OH 44022
FRANK E. TAPLIN, JR.                 Class A        467,290      14,000(5)      481,290        6.67%
  55 Armour Road                     Class B        284,728       7,000(5)      291,728(3)    16.52%
  Princeton, NJ 08540
THOMAS E. TAPLIN                     Class A        570,114      14,000(5)      584,114        8.09%
  950 South Cherry St., #704         Class B        310,000       7,000(5)      317,000(3)    17.95%
  Denver, CO 80222
OWSLEY BROWN II                      Class A          1,056          --           1,056           --
                                     Class B             --          --              --           --
JOHN J. DWYER                        Class A          1,583          --           1,583           --
                                     Class B             --          --              --           --
ROBERT M. GATES                      Class A            184          --             184           --
                                     Class B             --          --              --           --
E. BRADLEY JONES                     Class A            898          --             898(4)        --
                                     Class B            200          --             200           --
DENNIS W. LaBARRE                    Class A            998          --             998           --
                                     Class B            100          --             100           --
ALFRED M. RANKIN, JR.                Class A         96,644     132,253(6)      253,897(7)     3.52%
                                     Class B         47,998      66,000(6)      113,998(3)     6.46%
JOHN C. SAWHILL                      Class A          3,959          --           3,959           --
                                     Class B             --          --              --           --
WARD SMITH                           Class A         12,900          --          15,400(7)      .21%
                                     Class B            200          --             200           --
BRITTON T. TAPLIN                    Class A         21,079          --          21,079         .29%
                                     Class B         28,495          --          28,495(3)     1.61%
RICHARD B. TULLIS                    Class A          2,998          --           2,998           --
                                     Class B             --          --              --           --

                               Amount and Nature of Beneficial Ownership
                                                   Sole
                                                  Voting         Shared
                                     Title         and         Voting or                     Percent of
                                      of        Investment     Investment     Aggregate        Class
                Name                 Class        Power          Power          Amount         (1)(2)
- ----------------------------------- -------     ----------     ----------     ----------     ----------
GEORGE C. NEBEL                     Class A             --            --              --            --
                                    Class B             --            --              --            --
REGINALD R. EKLUND                  Class A          1,178(8)         --           1,178            --
                                    Class B             --            --              --            --
CLIFFORD R. MIERCORT                Class A             --            --              --            --
                                    Class B             --         1,000           1,000            --
All executive officers and          Class A        623,959       152,903(9)      815,862(7)(9)    11.31%
  directors as a group              Class B        368,966        75,625(9)      447,291(3)(7)(9) 25.33%
    (37 persons)

- ---------------

(1) The shares included in note (7) were deemed to be outstanding as of January 15, 1994, for purposes of calculating the percentage owned at such date pursuant to Rule 13d-3 under the Exchange Act.

(2) Less than 0.1%, except as otherwise indicated.

(3) A Schedule 13D filed with the SEC with respect to Class B Common on March 24, 1990, and amended on April 11, 1990 by Amendment No. 1, on March 18, 1991 by Amendment No. 2, on March 23, 1992 by Amendment No. 3 and on March 10, 1993 by Amendment No. 4 and amended and restated on March 30, 1994 by Amendment No. 5 (the "Schedule 13D"), reported that the following individuals and entities, together in certain cases with related revocable trusts and custodianships: Clara Taplin Rankin, Alfred M. Rankin, Jr., Victoire G. Rankin, Helen P. Rankin, Clara T. Rankin, Thomas T. Rankin, Matthew M. Rankin, Claiborne R. Rankin, Chloe O. Rankin, Roger F. Rankin, Bruce T. Rankin, Frank E. Taplin, Jr., Margaret E. Taplin, Martha S. Kelly, Susan S. Panella, Jennifer T. Jerome, Caroline T. Ruschell, David F. Taplin, Thomas E. Taplin, Beatrice B. Taplin, Thomas E. Taplin, Jr., Theodore D. Taplin, Britton T. Taplin, Frank F. Taplin, and National City Bank, as trustee of certain irrevocable trusts for the benefit of certain individuals named above, their family members and others (collectively, together with such individuals, revocable trusts and custodianships, the "Signatories"), are parties with the Company and Society National Bank (successor by merger to Ameritrust Company National Association), as depository, to a Stockholders' Agreement, dated as of March 15, 1990, as amended, covering the shares of Class B Common beneficially owned by each of the Signatories (the "Stockholders' Agreement"). The Stockholders' Agreement requires that each Signatory, prior to any conversion of such Signatory's shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, to offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. Accordingly, the Signatories may be deemed to have acquired beneficial ownership of all of the Class B Common subject to the Stockholders' Agreement, an aggregate of 1,542,757 shares, as a "group" as defined under the Exchange Act. The shares subject to the Stockholders' Agreement constitute 87.38% of the Class B Common outstanding on January 15, 1994, or 62.03% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the Stockholders' Agreement. Under the Stockholders' Agreement, the Company may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The Stockholders' Agreement does not restrict in any respect how a Signatory may vote such Signatory's shares of Class B Common. The Class B Common shown in the foregoing table as beneficially owned by named persons who are Signatories is subject to the Stockholders' Agreement. On March 5, 1993, Ward Smith filed a Form 4 with the SEC reporting a sale in January 1993 of Class A Common. On April 27, 1993, Chloe O. Rankin filed a Form 4 with the SEC reporting a sale by her husband in February 1993 of Class A Common as to which Class A Common she has disclaimed beneficial ownership. On December 10, 1993, Victoire G. Rankin filed a Form 4 with the SEC reporting a purchase by her husband in August 1993 of Class B Common as to which Class B Common she has disclaimed beneficial ownership. On December 10, 1993, Helen
    P. Rankin filed a Form 4 with the SEC reporting a purchase by her father in August 1993 of Class B Common as to which Class B Common she has disclaimed beneficial ownership. On December 10, 1993, Clara T. Rankin filed a Form 4 with the SEC reporting a purchase by her father in August 1993 of Class B Common as to which Class B Common she has disclaimed beneficial ownership. On January 28, 1994, Thomas E. Taplin, Jr. filed a Form 4 with the SEC reporting a sale in November 1993 of Class A Common. On February 4, 1994, Theodore D. Taplin filed a Form 4 with the SEC reporting a sale in June 1993 of Class A Common. On February 14, 1994, Martha S. Kelly filed a Form 4 with the SEC reporting a sale in October 1993 of Class A Common. On March 7, 1994, Susan S. Panella filed a Form 4 with the SEC reporting a sale in May 1993 of Class A Common.

(4) A Schedule 13G filed with the SEC with respect to Class A Common on February 14, 1992 and amended on February 16, 1993 by Amendment No. 1 and amended and restated on February 14, 1994 by Amendment No. 2 (the "Schedule 13G") reported that Fidelity Management & Research Company ("Research"), a wholly owned subsidiary of FMR Corp. ("FMR"), is the beneficial owner of 803,726 shares of Class A Common or 11.14% of the Class A Common outstanding on December 31, 1993 as a result of acting as investment adviser to several investment companies registered under the Investment Company Act of 1940. The Schedule 13G also reported that Fidelity Management Trust Company ("Trust"), a wholly owned subsidiary of FMR, is the beneficial owner of 140,203 shares of Class A Common or 1.94% of the Class A Common outstanding on December 31, 1993 as a result of its serving as investment manager of several institutional accounts. Each of Trust and its parent, FMR, has dispositive power over the 140,203 shares; Trust has the power to vote and direct the voting of the 140,203 shares, while FMR has the power to vote or direct the voting of 135,403 of such shares. The Schedule 13G also reported that Fidelity International Limited ("FIL") is the beneficial owner of 7,900 shares of Class A Common as a result of its investment advisory and management services to a number of non-U.S. investment companies, and a partnership controlled by Edward C. Johnson 3d, Chairman of FMR and FIL, and members of his family own shares of FIL voting stock with the right to cast approximately 48.879% of the total votes which may be cast by all holders of FIL voting stock. The Schedule 13G reported that FIL is a corporation independent of FMR and its affiliates. In addition, the Schedule 13G reported that while Mr. Johnson has dispositive power over the 951,829 shares of Class A Common, the power to vote or direct the voting of 943,929 of such shares (the 803,726 shares beneficially owned by Research plus the 140,203 shares beneficially owned by Trust) resides with Fidelity Funds. FMR (through its control of Research) and Fidelity Funds each has power to dispose of the 943,929 shares. Each of FIL and FMR has voting and dispositive power over the 7,900 shares beneficially owned by FIL. While Mr. Jones, a director of the Company, is a trustee of Fidelity Funds, he has not exercised and does not presently intend to exercise any voting or investment power over any of the shares of Class A Common beneficially owned by FMR, Research, FIL or Trust.

(5) Clara Taplin Rankin, Frank E. Taplin, Jr. and Thomas E. Taplin are co-settlors of a trust holding an aggregate of 42,000 shares of Class A Common and 21,000 shares of Class B Common, in which each retains a reversionary interest with respect to 14,000 of such shares of Class A Common and 7,000 of such shares of Class B Common. Class B Common held by the foregoing trust is subject to the Stockholders' Agreement described in note (3).

(6) Represents shares in a certain trust of which Mr. Rankin, Jr. became a trustee on February 9, 1994, and a certain trust of which he became a trustee on March 10, 1994, succeeding his father, Alfred M. Rankin, who died on January 23, 1994.

(7) Includes the following shares which such persons have, or had, within 60 days after January 15, 1994, the right to acquire upon the exercise of stock options: Mr. Smith, 2,500 shares of Class A Common; Mr. Rankin, Jr., 25,000 shares of Class A Common; and all executive officers and directors as a group, 39,000 shares of Class A Common and 2,700 shares of Class B Common.

(8) Includes 178 shares of Class A Common owned on behalf of Mr. Eklund by the Yale Materials Handling Corporation Profit Sharing Retirement Plan, as to which Mr. Eklund exercises voting power.

(9) Includes 250 shares of Class A Common and 125 shares of Class B Common owned by a member of the immediate family of an executive officer as to which such executive officer disclaims beneficial ownership.

     Frank E. Taplin, Jr. and Thomas E. Taplin are brothers, and Clara Taplin Rankin is their sister. Britton T. Taplin is the son of Thomas E. Taplin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr. The combined beneficial ownership of such persons shown in the foregoing table equals 1,981,121 shares or 27.45% of Class A Common and 1,086,789 shares or 61.55% of Class B Common outstanding on January 15, 1994 (including for such purposes shares which would be outstanding if certain stock options were exercised). The combined beneficial ownership of all directors of the Company, together with Clara Taplin Rankin, Thomas E. Taplin and all executive officers of the Company whose beneficial ownership of Class A Common and Class B Common (including shares which would be held by such executive officers if they exercised certain stock options) must be disclosed in the foregoing table in accordance with Rule 13d-3 under the Exchange Act, equals 2,040,717 shares or 28.28% of Class A Common and 1,099,859 shares or 62.29% of Class B Common outstanding on January 15, 1994 (including shares which would be outstanding if certain stock options were exercised by such executive officers). Such shares of Class A Common and Class B Common represent 52.42% of the combined voting power of all Class A Common and Class B Common outstanding on such date (including those shares which would be outstanding if the stock options referred to above were exercised).

DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors has an Audit Committee and a Nominating, Organization and Compensation Committee (the "Nominating and Compensation Committee"). During 1993, the members of the Audit Committee were Robert M. Gates (beginning May 12, 1993), E. Bradley Jones (Chairman), Dennis W. LaBarre, John C. Sawhill and

Richard B. Tullis, and the members of the Nominating and Compensation Committee were John J. Dwyer (Chairman), Robert M. Gates (beginning May 12, 1993), James
A. Hughes (through May 12, 1993), Dennis W. LaBarre, Alfred M. Rankin and John
C. Sawhill. The other standing committees of the Board of Directors are the Executive Committee, which during 1993 was comprised of John J. Dwyer, James A. Hughes (through May 12, 1993), E. Bradley Jones, Dennis W. LaBarre, Alfred M. Rankin, Alfred M. Rankin, Jr., Ward Smith (Chairman) and Richard B. Tullis, and the Finance Committee, which during 1993 was comprised of Owsley Brown II (beginning December 8, 1993), James A. Hughes (Chairman, through May 12, 1993), Dennis W. LaBarre, Alfred M. Rankin, Alfred M. Rankin, Jr., John C. Sawhill (Chairman, beginning May 12, 1993), Ward Smith and Richard B. Tullis.

     The Audit Committee held five meetings in 1993. The Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of the Company's independent certified public accountants. The Audit Committee discusses with the internal auditor and the independent public accountants the overall scope and specific plans for their respective audits. The Audit Committee meets regularly with the Company's internal auditor and independent public accountants to discuss the results of their respective examinations, their evaluations of the Company's internal controls, and the Company's financial reporting.

     The Nominating and Compensation Committee held three meetings in 1993. The Nominating and Compensation Committee reviews executive compensation, fixes compensation of the executive officers and incentive compensation, recommends the adoption of and administers all benefit plans, and grants stock options. The Nominating and Compensation Committee also reviews and recommends to the Board of Directors criteria for membership to the Board of Directors, reviews and recommends to the Board of Directors the optimum number and qualifications of directors believed to be desirable, has established and monitors a system to receive suggestions for nominees to directorships of the Company, and identifies and recommends to the Board of Directors specific candidates for membership to the Board of Directors.

     The Finance Committee held three meetings in 1993. The Finance Committee reviews the financing and risk insurance strategies of the Company and its principal subsidiaries and makes recommendations to the Board of Directors on all matters concerning finance.

     The Executive Committee held one meeting in 1993. The Executive Committee may exercise all of the powers of the Board of Directors in the management and control of the business of the Company during the intervals between meetings of the Board of Directors.

     The Board of Directors held five meetings in 1993. All of the incumbent directors attended at least 75% percent of the total meetings held by the Board of Directors and by the committees on which they served during 1993.

COMPENSATION OF DIRECTORS

     Each director who is not an officer of the Company or its subsidiaries receives a retainer of $24,000 for each calendar year for service on the Board of Directors and on subsidiary boards of directors. In addition, each such director receives $500 for attending each meeting of the Board of Directors and each meeting of a committee thereof, as well as for each meeting of a subsidiary board of directors or committee thereof on which such director serves. Such fees for attendance at board meetings and committee meetings may not exceed $1,000 per day. In addition, the chairman of each committee of the Board of Directors and the subsidiary boards of directors receives $4,000 for each calendar year for service as committee chairman. Under the Company's Non-Employee Directors' Equity Compensation Plan (the "Non-Employee Directors' Plan"), each director who is not an officer of the Company or its subsidiaries receives 50% of his annual retainer ($12,000) in shares of Class A Common. These shares may not be assigned, pledged, hypothecated or otherwise transferred by the director, voluntarily or involuntarily, other than (a) by will or the laws of descent and distribution, (b) pursuant to a qualifying domestic relations order, or (c) to a trust for the benefit of the director, or his spouse, children or grandchildren. The foregoing restrictions on transfer lapse upon the earliest to occur of (i) the date which is ten years after the last day of the calendar quarter for which such shares were earned, (ii) the date of the death or permanent disability of the director, (iii) five years (or earlier with the approval of the Board of Directors) from the date of the retirement of the director from the Board of Directors of the Company and (iv) the date that a director is both retired from the Board of Directors of the Company and has reached 70 years of age. In addition, each director has the right under the Non-Employee Directors' Plan to receive shares of Class A Common in lieu of cash for up to 100% of the balance of his annual retainer, meeting attendance fees and any committee chairman's fee. These shares would not be subject to the foregoing restrictions.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual, long-term and all other compensation for services in all capacities to the Company of the five persons who were, as of December 31, 1993, the Named Executive Officers of the Company and its principal subsidiaries, NACCO Materials Handling Group, Inc. ("NMHG"), The North American Coal Corporation ("North American Coal"), and Hamilton Beach/Proctor-Silex, Inc. ("Hamilton Beach/Proctor-Silex"). NMHG is the operating subsidiary of Hyster-Yale

Materials Handling, Inc. ("Hyster-Yale"). For ease of reference NMHG and Hyster-Yale will be referred to collectively as "NMHG."

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                        ANNUAL COMPENSATION                   COMPEN-
                                            -------------------------------------------       SATION
                                                                               OTHER          PAYOUTS
                                                                              ANNUAL        -----------      ALL OTHER
                                                                              COMPEN-          LTIP           COMPEN-
            NAME &              FISCAL        SALARY           BONUS          SATION          PAYOUTS         SATION
      PRINCIPAL POSITION         YEAR           ($)           ($)(1)            ($)             ($)             ($)
- ----------------------------------------    -----------     -----------     -----------     -----------     -----------
Alfred M. Rankin, Jr.            1993        $537,000       $149,600       $62,900(3)    $      0(4)    $ 40,025(5)
  President and Chief            1992        $511,000       $200,600       $59,600(3)    $ 25,664(4)    $ 37,370(5)
  Executive Officer              1991        $439,842(2)    $176,800       $51,618(3)    $  6,362(4)    $ 32,323(5)
  of the Company
Ward Smith                       1993        $350,700       $ 70,100       $42,100(6)          --       $ 24,365(7)
  Chairman of the Board          1992        $334,000       $ 94,500       $40,100(6)          --       $ 24,645(7)
  of the Company                 1991        $357,766(2)    $118,800       $45,160(6)          --       $ 28,721(7)
Reginald R. Eklund               1993        $295,000       $ 96,274       $38,500(8)          --       $ 24,384(10)
  President and Chief            1992        $260,004(2)    $ 86,226       $38,433(8)    $199,986(9)    $ 30,117(10)
  Executive Officer of           1991        $250,000(2)    $ 51,165       $27,205(8)          --       $209,386(10)
  NMHG
Clifford R. Miercort             1993        $243,333       $116,650       $24,690(11)         --       $ 19,114(12)
  President and Chief            1992        $227,083       $137,173       $23,630(11)         --       $ 17,494(12)
  Executive Officer of           1991        $210,083       $115,429       $ 6,476(11)         --       $ 16,572(12)
  North American Coal
George C. Nebel                  1993        $312,000       $ 37,400       $36,300(13)         --       $      0(15)
  President and Chief            1992        $297,000(2)    $ 85,777       $34,740(13)   $      0(14)   $  9,846(15)
  Executive Officer of           1991        $280,020(2)    $181,515       $ 8,368(13)   $153,100(14)   $ 69,586(15)
  Hamilton Beach/Proctor-Silex

- ---------------

 (1) For Mr. Rankin and Mr. Smith, these amounts were paid in cash pursuant to the NACCO Industries, Inc. Annual Incentive Compensation Plan. For Mr. Eklund, these amounts were paid in cash pursuant to the NACCO Materials Handling Group, Inc. Annual Incentive Compensation Plan. For Mr. Miercort, these amounts were paid in cash pursuant to The North American Coal Corporation Annual Incentive Compensation Plan. For Mr. Nebel, these amounts were paid in cash pursuant to the Hamilton Beach/Proctor-Silex, Inc. Annual Incentive Compensation Plan.

 (2) In May 1991, Mr. Rankin succeeded Mr. Smith as chief executive officer of the Company. Prior to September 1992, Mr. Eklund was president and chief operating officer of NMHG. Effective September 9, 1992, Mr. Eklund became president and chief executive officer of NMHG. Mr. Nebel became an employee of Hamilton

     Beach/Proctor-Silex effective January 1, 1991, when he was elected president and chief operating officer. Effective January 1, 1992, he became president and chief executive officer of Hamilton Beach/Proctor-Silex.

 (3) For Mr. Rankin, the amounts listed consist of payments of cash in lieu of perquisites at levels determined by the Company's Nominating and Compensation Committee.

 (4) For 1992 and 1991, paid in the form of 490 and 117 shares of Class A Common, respectively, which shares were paid under the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (the "NACCO Long-Term Plan"). Mr. Rankin received no award under the NACCO Long-Term Plan for 1993. Transfer of these shares is restricted under the NACCO Long-Term Plan. See note (1) to the Long-Term Incentive Plans Table on pages 18 and
     19. In 1992, the Company recorded a one-time extraordinary charge to fully accrue for costs imposed on the Company by the Coal Industry Retiree Health Benefit Act of 1992. This legislation requires one of the Company's subsidiaries to incur additional costs for medical expenses of United Mine Worker retirees. The Company's Nominating and Compensation Committee determined that it would be inappropriate to include this non-cash accounting charge, which resulted from an Act of Congress, in determining awards under the NACCO Long-Term Plan.

 (5) The amounts listed were contributed by the Company to match before-tax contributions made by Mr. Rankin under the Company-sponsored savings plans. For Mr. Rankin, the amounts listed for 1993, 1992 and 1991 include: $8,994, $8,728 and $8,475, respectively, consisting of contributions by the Company under The North American Coal Corporation Retirement Savings Plan (formerly known as The NACCO Industries, Inc. Savings Plan; hereinafter, the "North American Coal Savings Plan"); and $31,031, $28,642 and $23,848, respectively, consisting of allocations under The North American Coal Corporation Deferred Compensation Plan for Management Employees (formerly known as the NACCO Industries, Inc. Deferred Compensation Plan for Management Employees; hereinafter, the "North American Coal Deferred Compensation Plan").

 (6) For Mr. Smith, the amounts listed consist of payments of cash in lieu of perquisites at levels determined by the Company's Nominating and Compensation Committee.

 (7) The amounts listed were contributed by the Company to match before-tax contributions made by Mr. Smith under the Company-sponsored savings plans. For Mr. Smith, the amounts listed for 1993, 1992 and 1991 include: $8,994, $8,728 and $8,475, respectively, consisting of contributions by the Company under the North American Coal Savings Plan; and $15,371, $15,917, and

     $20,246, respectively, consisting of allocations under the North American Coal Deferred Compensation Plan.

 (8) For Mr. Eklund, the amount listed for 1993 consists of cash in lieu of perquisites as determined by the NMHG Nominating, Organization and Compensation Committee. The amount listed for 1992 consists of payments of cash in lieu of perquisites totalling $26,014, as determined by the NMHG Nominating, Organization and Compensation Committee, and annual interest of $12,419 paid on a $200,000 promissory note previously held by him (the "Yale Promissory Note"), which note bore interest at a rate equal to a 13-week U.S. Treasury Bill plus 2%, with a cap of 12%, compounded quarterly, which was payable by Yale on February 28, 1995 and which note represented the balance due to Mr. Eklund under the Yale Materials Handling Corporation 1985 Employee Incentive Plan (the "Yale Incentive Plan") that was terminated effective January 1, 1990. The principal and accrued interest of the Yale Promissory Note were prepaid in 1992. See note (9) below. The amount listed for 1991 consists of an annual interest payment on the Yale Promissory Note of $21,360, and the use of a car, valued at $5,845.

 (9) The amount listed was paid in cash to Mr. Eklund upon the pre-payment of the Yale Promissory Note. See note (8), above.

(10) For Mr. Eklund, the amounts listed include: for 1993, 1992 and 1991, $15,370, $14,963 and $909, respectively, consisting of contributions by NMHG under the NACCO Materials Handling Group, Inc. Profit Sharing Plan; for 1992 and 1991, $9,464 and $23,402, respectively, consisting of deferred payments under the Yale Short-Term Incentive Compensation Deferral Plan earned by Mr. Eklund for 1986 and 1985; for 1993 and 1992, $9,014 and $5,690, respectively, consisting of NMHG allocations under the NACCO Materials Handling Group, Inc. Unfunded Benefit Plan; and for 1991, $185,075 for reimbursement by NMHG of relocation expenses.

(11) For Mr. Miercort, the amounts listed for 1993 and 1992 consist of payments of cash in lieu of perquisites at a level determined by the North American Coal Nominating, Organization and Compensation Committee. For 1991, the amount listed consists of payments of club dues.

(12) The amounts listed were contributed by North American Coal to match before-tax contributions made by Mr. Miercort under the company-sponsored savings plans. For Mr. Miercort, the amounts listed for 1993, 1992 and 1991 include: $8,994, $8,728 and $8,475, respectively, consisting of contributions by North American Coal under the North American Coal Savings Plan; and $10,120, $8,766 and $8,097, respectively, consisting of allocations under the North American Coal Deferred Compensation Plan.

(13) For Mr. Nebel, the amounts listed consist of payments of cash in lieu of perquisites at levels determined by the Hamilton Beach/Proctor-Silex Nominating, Organization and Compensation Committee.

(14) For 1991, the amount listed was paid in cash pursuant to the former Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan (the "Former Hamilton Beach/Proctor-Silex Long-Term Plan") which was terminated effective December 31, 1992. Mr. Nebel received no award under the Former Hamilton Beach/Proctor-Silex Long-Term Plan for 1992.

(15) For Mr. Nebel, the amounts listed include: for 1992 and 1991, reimbursement by Hamilton Beach/Proctor-Silex of $9,846 and $35,429, respectively, of relocation expenses; and for 1991, $32,307 allocated by Hamilton Beach/Proctor-Silex under the Hamilton Beach/Proctor-Silex, Inc. Deferred Compensation Plan for George C. Nebel, and reimbursement by Hamilton Beach/Proctor-Silex of $1,850 for tax preparation fees.

STOCK OPTION GRANTS

     The Company did not grant any stock options under the Company's 1975 Stock Option Plan or 1981 Stock Option Plan (the "Stock Option Plans") during the fiscal year ended December 31, 1993 to any person, including the Named Executive Officers.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information for the fiscal year ended December 31, 1993 with respect to the exercised and unexercised options to purchase the Company's Class A Common and Class B Common granted to the Named Executive Officers in prior years under the Stock Option Plans.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF UNEXERCISED OPTIONS          VALUE OF UNEXERCISED
                                SHARES                               AT FISCAL YEAR-END               IN-THE-MONEY OPTIONS
                              ACQUIRED ON         VALUE                   (#) (1)                    AT FISCAL YEAR-END ($)
                               EXERCISE         REALIZED       ------------------------------    ------------------------------
          NAME                  (#) (1)            ($)          EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- -------------------------    -------------    -------------    -------------    -------------    -------------    -------------
Alfred M. Rankin, Jr.             --               --             25,000             --            $398,438            --
Ward Smith                        --               --              2,500             --             $48,750
Reginald R. Eklund (2)            --               --               --               --               --               --
Clifford R. Miercort              --               --               --               --               --               --
George C. Nebel (2)               --               --               --               --               --               --

- ---------------

(1) Shares of Class A Common.

(2) Mr. Eklund and Mr. Nebel do not participate in the Stock Option Plans.

LONG-TERM INCENTIVE PLANS

     The following table sets forth information concerning awards to the Named Executive Officers for the calendar year 1994, and estimated payouts in the future, under long-term incentive plans of the Company and its principal subsidiaries.

    LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR FOR FUTURE YEARS

                                                       PERFORMANCE OR               ESTIMATED FUTURE PAYOUTS UNDER
                                 NUMBER OF SHARES,      OTHER PERIOD                 NON-STOCK PRICE-BASED PLANS
                                     UNITS OR               UNTIL         --------------------------------------------------
                                   OTHER RIGHTS         MATURATION OR       THRESHOLD          TARGET             MAXIMUM
            NAME                     ($ OR #)              PAYOUT           ($ OR #)          ($ OR #)           ($ OR #)
- ----------------------------    -------------------    ---------------    -------------    ---------------     -------------
Alfred M. Rankin, Jr. (1)            $595,303                (1)               $0            $  595,303            (1)
Ward Smith (2)                          --                   --                --                    --            --
Reginald R. Eklund (3)             100,403 Units          10 years             $0            $2,190,772            (3)
Clifford R. Miercort (4)             $349,314              6 years             $0            $  349,314            (4)
George C. Nebel (5)                69,175 Units           10 years             $0            $1,472,736            (5)

- ---------------

(1) The amount listed represents the target amount recommended by the Company's Nominating and Compensation Committee for Mr. Rankin for 1994 under the NACCO Long-Term Plan and consists of $321,500 initially awarded by the Nominating and Compensation Committee and $273,803 subsequently awarded by such Committee based on the recommendation of the Company's outside compensation consultants in order to make the potential amounts paid under the NACCO Long-Term Plan more competitive with the potential amounts paid under long-term incentive compensation plans in similar industries. Under the NACCO Long-Term Plan, participants are awarded dollar-denominated awards each year and receive payment of all, part or none of such award based upon the Company's return on equity performance against a pre-established target. The awards are paid primarily in shares of Class A Common, with the number of shares based upon the average closing price of Class A Common on the New York Stock Exchange at the end of each week during the previous year. The shares of Class A Common are fully vested but may not be transferred until the earlier of 10 years (December 31, 2004 for shares awarded for 1994), the participant's death or disability, or five years after retirement. A participant may also request at any time after three years that the Company's Nominating and Compensation Committee authorize the lapse of restrictions on up to 20% of shares issued under the NACCO Long-Term Plan for the purchase of a principal residence or payments of medical or educational expenses. Because the value of stock awarded is currently taxable as income to the participant, a portion of the award may be paid in cash. The NACCO Long-Term Plan has no specified maximum payout, except that the maximum number of shares of Class A Common which may be issued under the NACCO Long-Term Plan is 300,000.

(2) Mr. Smith does not participate in the long-term incentive compensation plans of either the Company or its subsidiaries.

(3) Effective on January 1, 1994, Mr. Eklund was awarded 100,403 "book value appreciation units" under the NACCO Materials Handling Group, Inc. Long-Term Incentive Compensation Plan (the "NMHG Long-Term Plan") at a specified "base period price per unit." These book value appreciation units were awarded by the NMHG Nominating, Organization and Compensation Committee to Mr. Eklund upon the recommendation of the Company's outside compensation consultant in order to make the potential amounts paid under the NMHG Long-Term Plan more competitive with the potential amounts paid under long-term incentive compensation plans in similar industries. Under the NMHG Long Term Plan, those units will vest ten years from the date of award (December 31, 2003 for units awarded effective January 1, 1994), or earlier in the event of the participant's death, permanent disability or retirement, or in the event of any other termination of employment with the approval of the NMHG Nominating, Organization and Compensation Committee. At any time following the fifth anniversary of the date of an award, a participant may also annually request that such Committee permit the vesting of up to (a) 20% of the number of book value appreciation units for the purchase of a principal residence for the individual or the payment of medical or educational expenses of the individual, his spouse or dependents or (b) 10% of the number of book value appreciation units for any other purpose, provided that such request may only apply to an aggregate of 40% of the number of book value appreciation units originally granted in an award. Upon vesting, the participant is entitled to receive a payment in cash equal to the appreciation in the book value per unit over the base period price per unit. At target return on equity over ten years, Mr. Eklund's 100,403 book value appreciation units awarded effective January 1, 1994 would entitle him to a cash payment on December 31, 2003 of $2,190,772, which amount may be greater or less, depending upon whether NMHG's book value has increased or decreased in comparison to the target for book value growth over the period. The NMHG Long-Term Plan has no specified maximum payout. Mr. Eklund was previously awarded 65,000 book value appreciation units effective on January 1, 1990, which units will vest on December 31, 1999, and 21,690 book value appreciation units effective on January 1, 1993, which units will vest on December 31, 2002.

(4) Effective on January 1, 1990, Mr. Miercort was awarded the right to participate in The North American Coal Corporation Value Appreciation Plan (the "North

    American Coal Long-Term Plan") at a rate equal to a specified percentage of his salary range midpoint, as determined each year by the North American Coal Nominating, Organization and Compensation Committee. The amount listed represents the additional target amount awarded to Mr. Miercort effective January 1, 1994 by the North American Coal Nominating, Organization and Compensation Committee based upon the recommendation of the company's outside compensation consultant in order to make the potential amount paid under the North American Coal Long-Term Plan more competitive with the potential amount paid under long-term incentive compensation plans in similar industries. Each year under the North American Coal Long-Term Plan, all or part of a target amount is credited to a participant's account based upon (a) the expected after-tax annual net income less a capital charge which is 10% of the book value of the company's "current projects" and "new projects" over the term of the North American Coal Long-Term Plan, (b) the cumulative after-tax net income less a capital charge of 10% of the book value of the company's "current projects" and "new projects" over the term of the North American Coal Long-Term Plan and (c) a discounted present value of the expected cumulative value appreciation of all "new projects" each year compared to target, as determined by the North American Coal Nominating, Organization and Compensation Committee. Each year, the participants' accounts are adjusted by the average monthly rate during the year for 10-year U.S. Treasury Bonds. All amounts vest at the rate of 10% each year, become fully vested on December 31, 1999, and are payable in cash on the earlier of December 31, 1999, or the participant's death, disability or retirement. Earlier payments are permitted in the event of hardship. The North American Coal Long-Term Plan has no specified threshold or maximum payouts.

(5) Effective on January 1, 1994, Mr. Nebel was awarded 69,175 "book value appreciation units" under the Hamilton Beach/Proctor-Silex, Inc. Long-Term Incentive Compensation Plan (the "Hamilton Beach/Proctor-Silex Long-Term Plan") at a specified "base period price per unit." These book value appreciation units were awarded to Mr. Nebel by the Hamilton Beach/Proctor-Silex Nominating, Organization and Compensation Committee upon the recommendation of the company's outside compensation consultants in order to make the potential amount paid under the Hamilton Beach/Proctor-Silex Long-Term Plan more competitive with the potential amount paid under long-term incentive compensation plans in similar industries. Under the Hamilton Beach/Proctor-Silex Long-Term Plan, those units will vest ten years from the date of award (December 31, 2003 for units awarded effective January 1, 1994), or earlier in the event of the participant's death, permanent disability or retirement, or in the event of any other termination of employment with the approval of the Hamilton

    Beach/Proctor-Silex Nominating, Organization and Compensation Committee. At any time following the fifth anniversary of the date of an award, a participant may annually request that such Committee permit the vesting of up to (a) 20% of the number of book value appreciation units for the purchase of a principal residence for the individual or the payment of medical or educational expenses of the individual, his spouse or dependents or (b) 10% of the number of book value appreciation units for any other purpose, provided that such request may only apply to an aggregate of 40% of the number of book value appreciation units originally granted in the award. Upon vesting, the participant is entitled to receive a payment in cash equal to the appreciation in the book value per unit over the base period price per unit. At target return on equity over ten years, Mr. Nebel's 69,175 book value appreciation units awarded effective January 1, 1994 would entitle him to a cash payment on December 31, 2003 of $1,472,736, which amount may be greater or less, depending upon whether Hamilton Beach/Proctor-Silex's book value has increased or decreased in comparison to the target for book value growth over the period. The Hamilton Beach/Proctor-Silex Long-Term Plan has no specified maximum payout. Mr. Nebel was previously awarded 84,321 book value appreciation units effective on January 1, 1993, which units will vest on December 31, 2002.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Nominating and Compensation Committee of the Company's Board of Directors and the Nominating, Organization and Compensation Committees of the Company's subsidiary boards of directors (collectively, the "Compensation Committee") have furnished the following report on executive compensation. The members of the Nominating and Compensation Committee for 1993 were John J. Dwyer (Chairman), Robert M. Gates (beginning May 12, 1993), James A. Hughes (through May 12, 1993), Dennis W. LaBarre, Alfred M. Rankin and John C. Sawhill. The members of the Nominating, Organization and Compensation Committees of the Company's principal subsidiaries, NMHG, North American Coal and Hamilton Beach/Proctor-Silex consist of these individuals, as well as Alfred M. Rankin, Jr. and Ward Smith. Neither Mr. Rankin, Jr. nor Mr. Smith are members of the Nominating and Compensation Committee of the Company, and their participation in this report is limited to the portions of the report relating to the Company's subsidiaries. In addition, Martin Naughton, a director of Hamilton Beach/Proctor-Silex, is a member of the Hamilton Beach/Proctor-Silex Nominating, Organization and Compensation Committee and his participation in this report is limited to the portions of the report relating solely to Hamilton Beach/Proctor-Silex.

COMPENSATION POLICY

     At the Company and its subsidiaries, the executive compensation program has been restructured in recent years to more effectively support stockholders' interests. At the core of this restructuring is a strong link between an executive officer's compensation and individual performance and the performance of the Company or the subsidiary for which the executive officer has responsibility. Comprehensively defined target total compensation is established for each executive officer position following rigorous evaluation standards to ensure internal equity. Such total compensation is targeted explicitly in dollar terms as the sum of base salary plus perquisites, short-term incentives and long-term incentives. While the Company offers opportunities for its executive officers to earn truly superior compensation for outstanding results, this link includes significantly reduced compensation for weak results.

     In accordance with the foregoing philosophy, base salaries are set at levels appropriate to allow incentive plans to serve as significant motivating factors for each executive officer. Incentive-based compensation plans are designed to provide significant rewards for achieving or surpassing annual operating and financial performance objectives, as well as to align the compensation interests of executive officers with the long-term interests of stockholders by basing a substantial portion of the incentive compensation package upon return on equity performance and book value appreciation rather than on cyclical movements in stock price. Finally, target levels of perquisites for executive officers are converted into fixed dollar amounts and paid in cash, an approach which recognizes that perquisites are largely just another form of compensation.

     The Company has not granted stock options since 1989, in the belief that the likely value realized is unclear both in amount and in its relationship to performance. However, management is reviewing federal income tax law changes recently enacted. If management ultimately determines that such changes significantly diminish or otherwise undercut the incentives intended to be created by the Company's long-term incentive compensation plan, the Company may reconsider its previously announced intention to not make further awards under its Stock Option Plans.

     In sum, the executive compensation program at the Company and its subsidiaries is designed to reward executive officers with competitive total compensation for achievement of specific corporate and individual goals, while at the same time making them long-term stakeholders in the Company. In years such as this year where the Company has modest financial results, payouts under the incentive elements of the Company's compensation plans will reflect these results; over time, however, the program should encourage executive officers to earn incentive pay significantly greater than 100% of target by delivering outstanding managerial performance.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company will be denied deductions in certain circumstances for compensation paid to the chief executive officer and the other four most highly compensated executive officers to the extent that the compensation for any of such individuals exceeds one million dollars for the taxable year. The Compensation Committee has not formulated an overall policy with respect to the deductibility of compensation under Section 162(m). The compensation paid or awarded by the Company and its subsidiaries for 1993 was below the threshold set by Section 162(m), and it is expected that aggregate compensation paid in 1994 also will be below such threshold. Since the Internal Revenue Service regulations under Section 162(m) have not been finalized, there is still some uncertainty as to the application of the regulations to future compensation actions. However, after reviewing the legislation and the regulations proposed to date, the Compensation Committee has taken steps under the NACCO Long-Term Plan which should allow additional time to consider a definitive policy with respect to Section 162(m) without the loss of deductibility for compensation awards made or for compensation actions taken in 1994.

EXECUTIVE COMPENSATION AND COMPANY PERFORMANCE

     The three main elements of the Company's executive compensation program -- base salary, short-term incentive compensation and long-term incentive compensation -- are carefully reviewed by the Compensation Committee as to their relationship to the performance of the Company and its subsidiaries.

     BASE SALARY. To assist the Compensation Committee in fixing base salary levels which are at adequately competitive levels, an independent outside consultant analyzes the various industries in which the Company and its principal subsidiaries operate. From those studies the consultant derives a mean salary level for each executive officer position at the Company and its principal subsidiaries and provides that information to the Compensation Committee. All information provided to the Compensation Committee is on an industry-wide basis as opposed to a comparison with individual companies that may compete with the Company and its principal subsidiaries. The Compensation Committee uses the mean, or salary midpoint ("Salary Midpoint"), for purposes of determining the salary range for each executive officer. The Compensation Committee then sets the salary for each executive officer, which is within the salary range, and is dependent upon additional factors such as the executive officer's performance.

     Because the Compensation Committee uses Salary Midpoints based on industry-wide studies which are specific to each subsidiary, there is no meaningful relationship between executive salary levels of each subsidiary determined by the Compensation

Committee and the executive salary levels of the companies that make up the S&P Diversified Machinery Index. That index, which is used by the Company as the published industry index for comparison to the Company's stock price performance, was chosen because NMHG is the largest subsidiary in terms of asset value and revenues.

     SHORT-TERM INCENTIVE COMPENSATION. At the beginning of each fiscal year, the Compensation Committee adopts certain target performance levels for net income, return on equity, cash flow, market share or other factors (depending on the business unit) for that year. The short-term incentive plans for the Company and its subsidiaries essentially follow the same basic pattern for award determination. Target awards for executive officers are established at specified percentages of each individual's Salary Midpoint. The actual incentive compensation pool available for distribution is determined at the end of each fiscal year based on actual performance by the business unit as measured against specific target performance levels for the Company and each subsidiary established at the beginning of the year by the Compensation Committee.

     Final awards for each individual are based on the individual's target award, adjusted for performance by the business unit against the established targets and for performance by the individual against individual goals. The Compensation Committee, in its discretion, may also increase or decrease awards by up to 10%, and may approve the payment of awards where business unit performance would otherwise not meet the minimum criteria set for payment of awards. In no event will short-term incentive payments exceed 150% of the target amount.

     The short-term annual incentive plans of the Company and its subsidiaries provide target compensation of 30 to 50% of Salary Midpoint, depending on the executive officer's position and subsequent performance during the fiscal year. Although it varies by business unit, target awards generally are tied to the annual operating and financial targets for the particular business unit, and in most cases, to longer-term objectives such as return on equity performance for the business unit.

     LONG-TERM INCENTIVE COMPENSATION. For 1993, the long-term incentive compensation plans for the Company and its subsidiaries, established at target performance levels by the Compensation Committee, were designed to provide the equivalent of 20 to 45% of Salary Midpoint (unless the amount is currently taxable, in which case the targets are adjusted accordingly).

     The Company's long-term incentive compensation plan uses the Company's consolidated adjusted return on equity as a measure of incentive compensation. Target awards are set based on a percentage of each executive officer's Salary Midpoint, and for 1993 were adjusted at year's end based upon returns on equity for the current year. The award is paid primarily in shares of Class A Common, the transfer of which is restricted for up to ten years, with the number of shares awarded being based on the average closing price of Class A Common on the New York Stock Exchange at the end of each week during the previous year. An average price mechanism, rather than year-end price or price on the date of payment, is used in determining the number of shares to be awarded because the Compensation Committee believes that valuation at a single point in time in a year is likely to lead to inappropriate results.

     The subsidiaries' long-term incentive compensation plans are linked to future performance of the particular business unit. Similar to the Company's long-term incentive plan, each subsidiary plan establishes target awards based on an executive officer's Salary Midpoint. Under the plans at NMHG and Hamilton Beach/Proctor-Silex, the target award is set with the grant of "book value appreciation units." The actual amount paid ten years after the date of original grant depends upon the increase in the book value of the particular business unit over the time period. The North American Coal long-term incentive compensation plan provides for awards of the right to participate in the plan at a rate equal to a specified percentage of the individual's Salary Midpoint. The target amount allocated to a participant each year is adjusted at the end of the year for actual after-tax net income performance for current mining projects and actual expected net after-tax income performance for new mining projects, in both cases compared to after-tax net income targets for current and new mining projects, respectively, and such amount is credited to the participant's account. Amounts so credited under the North American Coal plan vest at the rate of 10% for each year following the effective date of the initial award and are paid in cash on December 31, 1999.

     The long-term incentive plans at the Company and its subsidiaries generally require long-term commitment on the part of the Company's executive officers, and cash withdrawals or stock sales are generally not permitted for a number of years. Rather, the awarded amount is effectively invested in the enterprise for an extended period to strengthen the tie between stockholders' and executive officers' long-term interests. The ultimate compensation purpose of such long-term incentive plans is to enable executive officers to accumulate capital through future managerial performance which contributes to the future success of the Company's businesses.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The compensation awarded to the Company's chief executive officer reflects the basic philosophy generally discussed above that compensation for all employees should be based on Company and individual performance.

     The Compensation Committee considered that, under Mr. Rankin's leadership, the Company has made substantial progress toward its strategic objectives, including the overall strengthening of the management team, the assimilation of acquired businesses, and the development and introduction of a variety of new products at NMHG and Hamilton Beach/Proctor-Silex. In addition, the financial strength of the Company has been enhanced by the reduction of debt and significant progress in achieving the objective of debt-to-total capitalization of 35%.

     In recognition of these accomplishments, the Compensation Committee increased Mr. Rankin's base salary approximately five percent in 1993 over his 1992 base salary. With respect to incentive compensation, because of the underlying poor economic conditions of some of the primary markets of the Company and its subsidiaries and because actual performance has not yet reflected fully the benefits of the Company's improved strategic positioning, actual awards for 1993 were below targeted levels. The Compensation Committee established Mr. Rankin's short-term incentive compensation participation for 1993 at 50% of his Salary Midpoint. Because the actual performance of the Company in terms of return on equity, and the performance of certain subsidiaries, in terms of working capital, net income, market share and other strategic factors, was below target level of performance, the pool available for annual incentive awards was 57.1% of target level. Accordingly, for 1993 Mr. Rankin received 57.1% of his annual incentive award target. The long-term award targeted for Mr. Rankin in 1993 by the Compensation Committee was 59% of his Salary Midpoint (adjusted from 45%, to take into consideration the fact that the award is currently taxable to Mr. Rankin). Since the Company's return on equity was below the minimum threshold return provided for by the NACCO Long-Term Plan, Mr. Rankin did not receive a long-term incentive award for 1993.

            JOHN J. DWYER, CHAIRMAN        ALFRED M. RANKIN, JR.*
            ROBERT M. GATES                WARD SMITH*
            DENNIS W. LABARRE              MARTIN NAUGHTON**
            JOHN C. SAWHILL


 * Messrs. Rankin and Smith are members of the compensation committees of the Company's principal subsidiaries only.

** Mr. Naughton is a member of the Hamilton Beach/Proctor-Silex compensation committee only.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dennis W. LaBarre, a director and member of the compensation committees of the Company and its principal subsidiaries, is a partner in the law firm of Jones, Day,

Reavis & Pogue. Such firm provided legal services on behalf of the Company during 1993 on a variety of matters, and it is anticipated that such firm will provide such services in 1994.

     Alfred M. Rankin, Jr. and Ward Smith, who are directors of the Company and members of the compensation committees of the principal subsidiaries of the Company (but not of the Company), are President and Chief Executive Officer, and Chairman of the Board, respectively, of the Company.

     Martin Naughton, a director and member of the compensation committee of Hamilton Beach/Proctor-Silex, is Chairman and Chief Executive of Glen Dimplex, an unlimited corporation organized under the laws of the Republic of Ireland, which indirectly owns 20% of Hamilton Beach/Proctor-Silex.

STOCK PRICE PERFORMANCE PRESENTATION

     The following graphs compare the Company's total annual stock price performance on Class A Common against the total stock price performance of the S&P 500 Composite Stock Index and the S&P Diversified Machinery Composite Index for the periods indicated. The graphs present the year-end value of a $100 investment, at the base point, for each index assuming the reinvestment of dividends.

     In accordance with the rules promulgated by the SEC, Graph 1 compares the stock price performance based upon the difference between the stock price at the beginning of each fiscal year and the stock price at the end of the fiscal year for the five-year period commencing January 1, 1989 (base point December 31, 1988) and ending December 31, 1993.

                                1989-1993 STOCK PRICE PERFORMANCE

                                            GRAPH 1

                              1988   1989    1990    1991    1992   1993
                              ------------------------------------------
NACCO                          100    179      99     157     174    175

S&P 500                        100    132     128     166     179    197

S&P DIVERSIFIED MACH.          100    119     103     122     125    184

   Assumes $100 invested at December 31, 1988 with reinvestment of dividends.

     The Company believes that the measurement set forth in Graph 1, which is based upon the stock price at a single point in time in each year, does not adequately reflect the Company's stock price performance over the period because of the numerous periodic fluctuations throughout the year in both the price of the Company's stock and the level of the composite indices. The Company, therefore, has provided Graph 2 which compares the returns for the Company and the S&P 500 Composite Stock Index based on the average stock price for the year computed on a monthly basis using the high and low price for each month (portrayed by the data presented in bold type) compared with the corresponding information from Graph 1 which is based upon the difference between the stock price at the beginning of each fiscal year and the stock price at the end of the fiscal year for the same period as in Graph 1.

                             1989-1993 STOCK PRICE PERFORMANCE

                                         GRAPH 2

                        1988    1989    1990    1991    1992    1993
                        --------------------------------------------
NACCO                   100     179      99     157     174     175

S&P 500                 100     132     128     166     179     197

NACCO (MONTHLY AVG.)    100     150     169     155     170     176

S&P 500 (MONTHLY AVG.)  100     125     135     157     178     199

   Assumes $100 invested at December 31, 1988 with reinvestment of dividends.
      Monthly average data is based on the high/low price for each month.

     The Company believes that although sustained operating and financial performance will ultimately be reflected in stock price, the five-year period portrayed in the foregoing graphs is too brief a period over which to measure the results of significant strategic activities, and that corporate financial and strategic performance will be reflected in stock price only when measured over the long term. Accordingly, the long-term incentive compensation plans of the Company and its subsidiaries are linked to long-term operating and financial achievement, not stock price, as further described in the Report of the Compensation Committee on Executive Compensation on pages 21 to 25. The Company, therefore, has included Graph 3 which compares the 10-year returns for the Company and the S&P 500 Composite Stock Index based on the average stock price for the year computed using the same method as in Graph 2 for the 10-year period commencing January 1, 1984 (base point December 31, 1983) and ending December 31, 1993.


                                        1984-1993 STOCK PRICE PERFORMANCE

                                                     GRAPH 3
                       1983   1984  1985  1986  1987  1988  1989  1990  1991  1992   1993
                       ------------------------------------------------------------------
NACCO (MONTHLY AVG.)   100    135   163   229   233   275   412   464   426   466    485

S&P 500 (MONTHLY AVG.) 100    106   127   167   207   200   251   270   314   357    398

   Assumes $100 invested at December 31, 1983 with reinvestment of dividends.
      Monthly average data is based on the high/low price for each month.

     The following table contains the annual returns expressed in percentages for the indices set forth in the preceding graphs.

      ANNUAL RETURNS OF INDICES INCLUDED ON STOCK PRICE PERFORMANCE GRAPHS

                        YEAR-END CLOSING PRICE
               ----------------------------------------      AVERAGE OF MONTHLY HIGH
                                              S&P 500             AND LOW PRICE
                                             DIVERSIFIED    -------------------------
   YEAR          NACCO         S&P 500       MACHINERY        NACCO         S&P 500
- -----------    ----------     ----------     ----------     ----------     ----------
   1984                                                        35.03%          5.91%
   1985                                                        20.40%         20.32%
   1986                                                        40.96%         30.91%
   1987                                                         1.80%         24.24%
   1988                                                        17.87%         -3.41%
   1989           78.50%         31.69%         19.00%         49.86%         25.42%
   1990          -44.70%         -3.10%        -13.74%         12.60%          7.35%
   1991           59.29%         30.47%         18.87%         -8.16%         16.34%
   1992           10.38%          7.62%          2.04%          9.38%         13.76%
   1993            0.84%         10.08%         48.07%          4.05%         11.61%

PENSION PLANS

NACCO INDUSTRIES PENSION PLANS

     The following table sets forth the estimated maximum annual benefits under the Company's defined benefit pension plans (both qualified and non-qualified) which would be payable on a straight life annuity basis, in various compensation classifications upon retirement at age 65, after selected periods of service:

  FINAL
 AVERAGE                           YEARS OF SERVICE AT RETIREMENT
ANNUAL PAY     ----------------------------------------------------------------------
  AGE 65        15 YEARS       20 YEARS       25 YEARS       30 YEARS       35 YEARS
- ----------     ----------     ----------     ----------     ----------     ----------
 $125,000       $ 28,421       $ 37,894       $ 47,368       $ 56,842       $ 59,967
  150,000         34,796         46,394         57,993         69,592         73,342
  175,000         41,171         54,894         68,618         82,342         86,717
  200,000         47,546         63,394         69,243         95,092        100,092
  225,000         53,921         71,894         89,868        107,842        113,467
  250,000         60,296         80,394        100,493        120,592        126,842
  300,000         73,046         97,394        121,743        146,092        153,592
  350,000         85,796        114,394        142,993        171,592        180,342
  400,000         98,546        131,394        164,243        197,092        207,092
  450,000        111,296        148,394        185,493        222,592        233,842
  500,000        124,046        165,394        206,743        248,092        260,592
  550,000        136,796        182,394        227,993        273,592        287,342
  600,000        149,546        199,394        249,243        299,092        314,092
  650,000        162,296        216,394        270,493        324,592        340,842
  700,000        175,046        233,394        291,743        350,092        367,592
  750,000        187,796        250,394        312,993        375,592        394,342
  800,000        200,546        267,394        334,243        401,092        421,092

     The benefits shown on the above table represent benefits that have been subject to a Social Security offset (as required under the benefit formula) that were accrued as of December 31, 1993. The benefits under the Company's defined benefit pension plans were permanently frozen as of that date for all participants other than Mr. Smith. Effective January 1, 1994, all participants (other than Mr. Smith and Mr. Rankin) became eligible for profit sharing benefits under the NACCO Materials Handling Group, Inc. Profit Sharing Plan. Mr. Smith will continue accruing benefits under the foregoing formula until his retirement, while Mr. Rankin will become eligible for other nonqualified profit sharing benefits.

     For computing pension benefits under the Company's plans, "Final Average Annual Pay" is based on the average annual earnings for the highest five consecutive years during the last ten years prior to retirement. Earnings include those amounts shown in the "salary", "bonus" and "other annual compensation" columns of the Summary Compensation Table on page 14, which are paid to the executive officers, other than amounts which are deferred under nonqualified compensation plans and amounts which represent severance payments, relocation allowances and other similar fringe benefits. The 1993 earnings of Messrs. Rankin and Smith that would be taken into account under the plans are $792,563 and $462,183, respectively.

     As of December 31, 1993, the number of years of service under the Company's plans for Messrs. Rankin and Smith are 4 years and 9 months and 7 years and 3 months, respectively. The benefits under the Company's plans which are payable to Messrs. Rankin and Smith are not subject to a Social Security offset. As part of the employment agreement described below, Mr. Smith has elected to receive a lump sum payment equivalent to his lifetime pension benefit to be paid in connection with his retirement in May 1994. The lump sum amount shall be calculated using the Pension Benefit Guaranty Corporation ("PBGC") rate fixed for the month following Mr. Smith's retirement. Based on the March 1994 PBGC rate, Mr. Smith would receive a payment of $1,426,544 after his retirement.

HAMILTON BEACH/PROCTOR-SILEX PENSION PLANS

     Mr. Nebel is covered by the non-contributory defined benefit cash balance plans (both qualified and non-qualified) of Hamilton Beach/Proctor-Silex. Each year, effective as of January 1, 1992, Hamilton Beach/Proctor-Silex credits an amount to a notional account for each covered employee equal to a percentage of the employee's compensation (including bonuses and salary deferrals) for such year, in accordance with an age-based formula that is integrated with Social Security. The notional account balances are then credited with interest each year until the employee's normal retirement date (generally, age 65) at a stated rate of interest. The notional account balances are paid in the form of a lump sum payment or converted to an annuity to provide monthly benefit payments.

     The estimated annual pension benefit for Mr. Nebel under the cash balance plans, based on compensation and service through December 31, 1993, which would be payable on a straight life annuity basis at normal retirement age, is $14,159.04.

NORTH AMERICAN COAL PENSION PLANS

     The following table sets forth the estimated maximum annual benefits under the North American Coal defined benefit pension plans (both qualified and non-qualified) which would be payable on a straight life annuity basis, in various compensation classifications upon retirement at age 65, after selected periods of service:

  FINAL
 AVERAGE                           YEARS OF SERVICE AT RETIREMENT
ANNUAL PAY     ----------------------------------------------------------------------
  AGE 65        15 YEARS       20 YEARS       25 YEARS       30 YEARS       35 YEARS
- ----------     ----------     ----------     ----------     ----------     ----------
 $125,000       $ 28,296       $ 37,728       $ 47,161       $ 56,593       $ 59,718
  150,000         34,296         45,728         57,161         68,593         72,343
  175,000         40,296         53,728         67,161         80,593         84,968
  200,000         46,296         61,728         77,161         92,593         97,593
  225,000         52,296         69,728         87,161        104,593        110,218
  250,000         58,296         77,728         97,161        116,593        122,843
  300,000         70,296         93,728        117,161        140,593        148,093
  350,000         82,296        109,728        137,161        164,593        173,343
  400,000         94,296        125,728        157,161        188,593        198,593
  450,000        106,296        141,728        177,161        212,593        223,843
  500,000        118,296        157,728        197,161        236,593        249,093
  550,000        130,296        173,728        217,161        260,593        274,343
  600,000        142,296        189,728        237,161        284,593        299,593
  650,000        154,296        205,728        257,161        308,593        324,843
  700,000        166,296        221,728        277,161        332,593        350,093

     For computing pension benefits under the North American Coal plans, "Final Average Annual Pay" is calculated the same way as described above for the Company's plans. The 1993 earnings of Mr. Miercort that would be taken into account under the plans is $342,218.

     As of December 31, 1993, the number of years of service under the North American Coal plans for Mr. Miercort is 18 years. The benefits under the North American Coal plans for Mr. Miercort are not subject to a Social Security offset.

     Mr. Eklund has never been covered by any defined benefit pension plan of the Company or its subsidiaries and has no credited years of service under any such plans.

EMPLOYMENT AGREEMENT

     In May 1991, Mr. Smith entered into a three-year employment agreement with the Company, which may be extended for one year, until May 31, 1995, by mutual agreement. The agreement terminates upon Mr. Smith's death or permanent disability. Mr. Smith has indicated that he intends to retire upon the termination of the initial employment term in May 1994. Under the agreement, Mr. Smith is entitled to a salary at an annual rate equal to the Salary Midpoint for his salary grade (initially $321,200), as determined by the Company's outside compensation consultant, and to certain fringe benefits, such as medical benefits coverage and participation in the Company's annual incentive plan (but not the NACCO Long-Term Plan). In addition, under the agreement Mr. Smith and his spouse have a vested right to continued medical benefits coverage for the remainder of their respective lifetimes on the basis applicable to executive officers of the Company who retire at the time of Mr. Smith's retirement, death or permanent disability. Finally, as described above, under the agreement, Mr. Smith has elected to receive the present value of his lifetime pension payments in a lump sum distribution.

2. CONFIRMATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors of the Company recommends a vote for ratification of the appointment of Arthur Andersen & Co. as the independent certified public accountants of the Company and its subsidiaries to audit the books and accounts for the Company and its subsidiaries for the current year 1994. It is intended that the shares represented by proxies in the enclosed form will be voted for confirmation of Arthur Andersen & Co. as the independent certified public accountants, unless contrary instructions are received. It is expected that representatives of Arthur Andersen & Co. will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be eligible for inclusion in the Company's proxy statement and form of proxy relating to the Company's next annual meeting must be received at the Company's executive offices on or before December 1, 1994. Such proposals should be submitted by certified mail, return receipt requested, addressed to the Company, 5875 Landerbrook Drive, Mayfield Heights, Ohio 44124-4017, Attention: Secretary. The Company's Nominating and Compensation Committee will consider stockholder suggestions for nominees for election to the Company's Board of Directors if such suggestions are in writing, set forth the nominee's name, address and ownership of Class A Common and Class B Common, and are accompanied by a resume of the nominee's education and business experience (including directorships, employments and civic activities) and a written consent by the nominee that such nominee is desirous of being considered as a nominee and, if nominated and elected, such nominee will serve as a director. Such suggestions should be submitted in the manner and to the address set forth above and must be received at the Company's executive offices on or before December 31, 1994.

                            SOLICITATION OF PROXIES

     The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Class A Common and Class B Common held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

                                 OTHER MATTERS

     The directors know of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

                                          CHARLES A. BITTENBENDER
                                          Secretary
Mayfield Heights, Ohio
March 31, 1994

     IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO FILL OUT, DATE AND MAIL THE ENCLOSED FORM(S) OF PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO HOLD BOTH CLASS A COMMON AND CLASS B COMMON SHOULD FILL OUT, SIGN, DATE AND RETURN BOTH FORMS OF PROXY.

       PROXY

      CLASS A
    COMMON STOCK
SOLICITED ON BEHALF
       OF THE
BOARD OF DIRECTORS

FOR ANNUAL MEETING
   MAY 11, 1994

PLEASE SIGN, DATE AND RE-
TURN YOUR PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE
WHICH REQUIRES NO POSTAGE.


                            NACCO INDUSTRIES, INC.

The undersigned appoints Frank E. Taplin, Jr., Thomas E. Taplin, and
Ward Smith and each of them, as proxies, with full power of substitution, to vote and act for and in the name of the undersigned as fully as the undersigned could vote and act if personally present, at the annual meeting of stockholders of NACCO Industries, Inc. to be held on May 11, 1994, and at any adjournment or adjournments thereof, as follows and in accordance with their judgment upon any other matter properly presented:



1.  ELECTION OF DIRECTORS
    VOTE FOR                                         WITHHOLD AUTHORITY
    (EXCEPT AS MARKED TO THE CONTRARY BELOW) / /     to vote for / /

    the election of the nominees listed below as directors.

    Owsley Brown II, John J. Dwyer, Robert M. Gates, E. Bradley Jones, Dennis W. LaBarre, Alfred M. Rankin, Jr., John C. Sawhill,
    Britton T. Taplin and Frank E. Taplin, Jr.

    (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name of such nominee(s) in the space provided below.)

    ________________________________________________________________________

2. Proposal to confirm the appointment of Arthur Andersen & Co. as independent certified public accountants.

           FOR / /          AGAINST / /        ABSTAIN / /

                                            PROXY NO.      SHARES

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ITEM 2.

                                               Dated................., 1994

                                               ............................

                                               ............................
                                                (Signature of Stockholder)


                                                Please sign and date exactly
                                                as name appears hereon. If
                                                signing as attorney,
                                                administrator, executor,
                                                guardian or trustee, please
                                                add your title as such.

       PROXY

      CLASS B
    COMMON STOCK
SOLICITED ON BEHALF
       OF THE
BOARD OF DIRECTORS

FOR ANNUAL MEETING
   MAY 11, 1994

PLEASE SIGN, DATE AND RE-
TURN YOUR PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE
WHICH REQUIRES NO POSTAGE.


                            NACCO INDUSTRIES, INC.

The undersigned appoints Frank E. Taplin, Jr., Thomas E. Taplin, and
Ward Smith and each of them, as proxies, with full power of substitution, to vote and act for and in the name of the undersigned as fully as the undersigned could vote and act if personally present, at the annual meeting of stockholders of NACCO Industries, Inc. to be held on May 11, 1994, and at any adjournment or adjournments thereof, as follows and in accordance with their judgment upon any other matter properly presented:



1.  ELECTION OF DIRECTORS
    VOTE FOR                                         WITHHOLD AUTHORITY
    (EXCEPT AS MARKED TO THE CONTRARY BELOW) / /     to vote for / /

    the election of the nominees listed below as directors.

    Owsley Brown II, John J. Dwyer, Robert M. Gates, E. Bradley Jones, Dennis W. LaBarre, Alfred M. Rankin, Jr., John C. Sawhill,
    Britton T. Taplin and Frank E. Taplin, Jr.

    (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name of such nominee(s) in the space provided below.)

    ________________________________________________________________________

2. Proposal to confirm the appointment of Arthur Andersen & Co. as independent certified public accountants.

           FOR / /          AGAINST / /        ABSTAIN / /

                                            PROXY NO.      SHARES

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ITEM 2.

                                               Dated................., 1994

                                               ............................

                                               ............................
                                                (Signature of Stockholder)


                                                Please sign and date exactly
                                                as name appears hereon. If
                                                signing as attorney,
                                                administrator, executor,
                                                guardian or trustee, please
                                                add your title as such.